Exhibit 99.2

November 25, 2015

The Board of Directors of

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, MA 01701

Re: Registration Statement on Form S-4 of HW Global, Inc.

Members of the Board:

Reference is made to our opinion letter, dated September 1, 2015 (the “Opinion”), as to the fairness, from a financial point of view, and as of the date of the Opinion, to HeartWare International, Inc., a Delaware corporation (“HeartWare”) of the Consideration (as defined in the Opinion) to be paid by HeartWare in the proposed Transaction (as defined in the Opinion).

The Opinion was provided for the information and assistance of the board of directors of HeartWare in connection with its consideration of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that HeartWare has determined to include the Opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the use of the Opinion included as Annex C to the proxy statement/prospectus included in such Registration Statement and to the reference to our firm name under the captions “Summary — Opinion of Canaccord Genuity Inc.,” “Risk Factors — The Opinion of HeartWare’s financial advisor does not reflect changes in circumstances that may occur between the execution of the Business Combination Agreement and the consummation of the Transactions,” “The Transactions — Recommendation of the HeartWare Board and HeartWare’s Reasons for the Transactions,” and “The Transactions — Opinion of Canaccord Genuity Inc.” In giving our consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This consent is being delivered solely in connection with the filing of the above-referenced Registration Statement. The Opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Sincerely,

/s/ Canaccord Genuity Inc.

CANACCORD GENUITY INC.